Exhibit 23.1

April 29, 2013

Focus Media Holding Limited

Unit No. 1, 20th Floor

The Centrium

60 Wyndham Street

Central, Hong Kong

Dear Sirs,

Re: The Annual Report on Form 20-F for the Fiscal Year ended December 31, 2012 of Focus Media Holding Limited (“Annual Report”)

We hereby consent to the reference to our firm under the headings “Information on the Company — Business Overview — Regulatory Matters” and “ — Organizational Structure” in the Annual Report on Form 20-F for the fiscal year ended December 31, 2012 of Focus Media Holding Limited to be filed with the Securities and Exchange Commission on or about April 29, 2013.

Yours faithfully,

/s/ Global Law Office

Global Law Office